Exhibit 99.1

Company Contact:	Bruce Thomas
Vice President, Investor Relations
Quiksilver, Inc.
(714) 889-2200
Quiksilver, Inc. Takes Steps to Reduce Costs in Americas Region
— Company to Eliminate 200 Positions
— Spending Cuts in the Americas to Total Approximately $40 Million
Huntington Beach, California, January 26, 2009—Quiksilver, Inc. (NYSE: ZQK) today announced that it is taking additional steps to reduce expenses in its Americas region as part of an overall restructuring effort to reposition its business and in response to the continued decline in the consumer retail environment. The cost saving measures are expected to reduce expenses in the Americas region by more than 10%, or approximately $40 million annually, and will impact nearly all functional areas. The company will eliminate 200 positions as part of the plan, including a reduction-in-force of approximately 150 employees which is expected to account for roughly one-third of the annual cost reductions. Quiksilver expects to record a charge of approximately $5 million in its first fiscal quarter as a result of these actions.
These cost reduction measures are in addition to expense reductions made by the company in 2008 and other actions already taken in the company’s European and Asia Pacific regional businesses.
Robert B. McKnight, Jr., Chairman of the Board, President and Chief Executive Officer of Quiksilver, Inc., commented, “Beginning last year, we initiated a process to reduce our corporate overhead and cut spending in each of our regions. While these measures improved our overall cost structure by more than $35 million, our commitment to further streamlining the business and the continued decline in the retail environment make additional steps necessary. Our spending cuts are across-the-board, touching each of our internal organizations and systems in the Americas, but have been designed to drive improved efficiency while minimizing the impact to our customers and other business partners. All levels of our organization are affected by these actions as nearly 20 percent of the employees involved in the reduction hold manager-level titles or higher. Our management team has worked together on these cost reduction measures with the primary goal of becoming better positioned to weather the current environment and to meet our business objectives moving forward.”
As a part of its reduction in payroll, Quiksilver provided news of further pay cuts for members of its executive management team in an SEC filing last week.
The company also reaffirmed that its efforts to restructure its uncommitted debt in Asia Pacific and Europe remain on track for completion in February.
About Quiksilver:
Quiksilver, Inc. (NYSE:ZQK) is the world’s leading outdoor sports lifestyle company, which designs, produces and distributes a diversified mix of branded apparel, footwear, accessories and related products. The Company’s apparel and footwear brands represent a casual lifestyle for young-minded people that connect with its boardriding culture and heritage.
The reputation of Quiksilver’s brands is based on different outdoor sports. The Company’s Quiksilver, Roxy, DC and Hawk brands are synonymous with the heritage and culture of surfing,

Quiksilver, Inc. Takes Steps to Reduce Costs in Americas Region
January 26, 2009

skateboarding and snowboarding, and its beach and water oriented swimwear brands include Raisins, Radio Fiji and Leilani.
The Company’s products are sold in over 90 countries in a wide range of distribution, including surf shops, skate shops, snow shops, its proprietary Boardriders Club shops and other company-owned retail stores, other specialty stores and select department stores. Quiksilver’s corporate and Americas’ headquarters are in Huntington Beach, California, while its European headquarters are in St. Jean de Luz, France, and its Asia/Pacific headquarters are in Torquay, Australia.
Forward looking statements:
This press release contains forward-looking statements including but not limited to statements regarding the Company’s expense reductions as well as its ability to refinance its existing indebtedness. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the sections titled “Risk Factors” and “Forward-Looking Statements” in Quiksilver’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
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NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at www.quiksilver.com,
www.roxy.com,www.dcshoes.com and www.hawkclothing.com.